PRICING SUPPLEMENT NO. 1809AB Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated August 27, 2013
$2,658,410 Deutsche Bank AG Trigger Return Optimization Securities
Linked to The Technology Select Sector SPDR® Fund due August 31, 2016
Investment Description
Trigger Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of The Technology Select Sector SPDR® Fund (the “Fund”). If the Fund Return is positive, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to 2.00 (the “Multiplier”) times the Fund Return, up to the Maximum Gain of 32.40%. If the Fund Return is zero or negative and the Final Price is equal to or greater than the Trigger Price, the Issuer will repay the full Face Amount at maturity. However, if the Fund Return is negative and the Final Price is less than the Trigger Price, the Issuer will repay less than the full Face Amount, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any component securities held by the Fund or shares of the Fund. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire initial investment.
Features	Key Dates
☐   Enhanced Growth Potential: At maturity, the Securities enhance any positive Fund Return up to the Maximum Gain. In this case, the Issuer will repay the Face Amount and pay a return equal to the Multiplier times the Fund Return, up to the Maximum Gain of 32.40%. If the Fund Return is negative, investors may be exposed to any decline in the Fund at maturity.

☐    Contingent Downside Market Exposure: If you hold the Securities to maturity and the Fund Return is zero or negative and the Final Price is equal to or greater than the Trigger Price, the Issuer will repay the full Face Amount of the Securities. However, if the Fund Return is negative and the Final Price is less than the Trigger Price, the Issuer will repay less than the full Face Amount, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund. You may lose some or all of your initial investment. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1	August 27, 2013 August 30, 2013 August 25, 2016 August 31, 2016
1See page 4 for additional details.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Trigger Return Optimization Securities linked to the performance of the Fund. The return on the Securities is subject to and limited by the Maximum Gain. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.
Fund	Initial Price	Maximum Gain	Multiplier	Trigger Price	CUSIP/ ISIN
The Technology Select Sector SPDR® Fund (Ticker: XLK)	$31.35	32.40%	2.00	$23.51, equal to 75.00% of the Initial Price	25155L772 / US25155L7727
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $9.729 per $10.00 Face Amount of Securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement, product supplement AB, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Trigger Return Optimization Securities linked to The Technology Select Sector SPDR® Fund
Per Security	$10.00	$0.25	$9.75
Total	$2,658,410.00	$66,460.25	$2,591,949.75
(1)
With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.75 per Security and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,658,410.00	$362.61

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with the underlying supplement No. 1 dated October 1, 2012, product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement AB dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005088/crt_dp33004-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Trigger Return Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have similar downside market risk as an investment in shares of the Fund or in the component securities held by the Fund.

♦    You believe that the price of the Fund will appreciate over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain of 32.40%.

♦    You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain of 32.40%.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦    You do not seek current income from this investment and are willing to forgo any dividends or any other distributions paid on the component securities held by the Fund.

♦    You are willing to hold the Securities, which have a term of approximately three years, to maturity and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you and you could lose your entire initial investment.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that may have similar downside market risk as an investment in shares of the Fund or in the component securities held by the Fund.

♦    You believe that the price of the Fund will decline during the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date, or you believe the price of the Fund will appreciate over the term of the Securities by more than the Maximum Gain of 32.40%.

♦    You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential.

♦    You are unwilling to invest in the Securities based on the Maximum Gain of 32.40%.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦    You seek current income from this investment or prefer to receive any dividends and any other distributions paid on the component securities held by the Fund.

♦    You are unable or unwilling to hold the Securities, which have a term of approximately three years, to maturity or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of the Face Amount.

Final Terms		Investment Timeline
Issuer	Deutsche Bank AG, London Branch
Issue Price	$10.00 per Security for brokerage account investors; $9.75 per Security for certain advisory account investors (both subject to a minimum purchase of 100 Securities)
Face Amount	$10.00 per Security. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 3 years
Trade Date	August 27, 2013
Settlement Date	August 30, 2013
Final Valuation Date1	August 25, 2016
Maturity Date1, 2	August 31, 2016
Fund	The Technology Select Sector SPDR® Fund (Ticker: XLK)
Trigger Price	$23.51, equal to 75.00% of the Initial Price
Multiplier	2.00
Maximum Gain	32.40%
Payment at Maturity (per $10.00 Face Amount of Securities)
If the Fund Return is positive, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Face Amount of Securities plus a return equal to the Fund Return multiplied by 2.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Fund Return x Multiplier and (ii) Maximum Gain)

If the Fund Return is zero or negative and the Final Price is equal to or greater than the Trigger Price, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Face Amount of Securities.

If the Fund Return is negative and the Final Price is less than the Trigger Price, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per $10.00 Face Amount of Securities, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund, calculated as follows:

$10.00 + ($10.00 x Fund Return)

In this scenario, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price and you will lose a significant portion or all of your initial investment.

Fund Return	Final Price – Initial Price Initial Price
Closing Price	On any trading day, the last reported sale price of one share of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Initial Price	$31.35, the Closing Price of the Fund on the Trade Date
Final Price	The Closing Price of the Fund on the Final Valuation Date
Share Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.
INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

________________
1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative, and if the Fund Return is negative, whether the Final Price is less than the Trigger Price. If the Final Price is less than the Trigger Price, you will be fully exposed to any negative Fund Return, and Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund. Accordingly, you could lose your entire initial investment.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than two times the Fund’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦
Capped Appreciation Potential — If the Fund Return is positive, you will be entitled to receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Fund Return times the Multiplier and (ii) the Maximum Gain of 32.40%. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the price of the Fund, which may be significant. Accordingly, the maximum Payment at Maturity will be $13.24 per $10.00 Face Amount of Securities. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Fund.

♦
The Trigger Price Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Fund is above the Trigger Price. The contingent repayment of the Face Amount applies only at maturity.

♦	No Coupon Payments — Deutsche Bank AG will not pay coupon payments on the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG's credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities. — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities.  The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions applicable to brokerage account investors and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
Investing in the Securities Is Not the Same as Investing in the Fund or the Component Securities Held by the Fund — The return on your Securities may not reflect the return you would realize if you invested directly in the Fund or the component securities held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
If the Price of the Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the shares of the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your Securities.

♦
Risks Associated With Investments in Securities With Concentration in a Single Industry — The stocks comprising The Technology Select Sector Index (the “Tracked Index”) and that are generally tracked by the Fund are stocks of companies representing the technology sector of the U.S. equity market. The component securities held by the Fund may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. These factors could cause or contribute to large movements in the price of shares of the Fund which may adversely affect the value of the securities.

♦
Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market price of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

♦
Adjustments to the Fund or to the Tracked Index Could Adversely Affect the Value of the Securities — SSgA Funds Management, Inc. (“SSFM”) is the investment adviser to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Tracked Index. The stocks included in the Tracked Index are selected by Bank of America Merrill Lynch (“Merrill Lynch”) acting as the index compilation agent in consultation with Standard & Poor’s Corporation (“S&P”) from the universe of companies represented by the S&P 500® Index.  The Tracked Index is calculated and published by S&P. Merrill Lynch can add, delete or substitute the stocks underlying the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, SSFM may add, delete or substitute the securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could adversely affect the Closing Price of the Fund and cause the price of shares of the Fund to decline.

♦
The Fund and the Tracked Index Are Different — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain stocks in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Tracked Index and in managing cash flows. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Tracked Index.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦
There Is No Affiliation Between the Fund and Us, and We Are Not Responsible For Any Disclosure By the Fund — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Fund, the Tracked Index or of the Component Securities Held by the Fund Is No Guide to Future Performance — The actual performance of the Fund, the Tracked Index or the component securities held by the Fund over the term of the Securities may bear little relation to the historical prices of the Fund or the component securities held by the Fund or the level of the Tracked Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, the Tracked Index or the component securities held by the Fund.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Fund will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

• the expected volatility of the Fund;

• the time remaining to maturity of the Securities;

• the market price of and dividend rates on the component securities held by the Fund;

• the occurrence of certain events affecting the Fund that may or may not require anti-dilution adjustment;

• interest rates and yields in the market generally;

• geopolitical conditions and economic, financial, political, regulatory or judicial events;

• the composition of the investment portfolio of the Fund and any changes thereto;

• supply and demand for the Securities; and

• our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Assuming no Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date —  While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Fund, shares of the Fund, and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund or the component securities held by the Fund, may adversely affect the market value of the component securities held by the Fund, the share price of the Fund, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Stock Issuers, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Fund Return and Payment at Maturity based on the Closing Price of the Fund in the market.  The calculation agent can postpone the determination of the Fund Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.  Deutsche Bank AG has determined the Issuer’s estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions.  In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We and Our Affiliates, or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Fund Return to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing the Securities could be treated as entering into “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Securities.

As described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity
The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Face Amount of Securities for a hypothetical range of performances for the Fund from -100.00% to +100.00%, reflect the Multiplier of 2.00, the Initial Price of $31.35, the Trigger Price of $23.51 (75.00% of the Initial Price) and the Maximum Gain of 32.40%. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Price	Fund Return (%)	Payment at Maturity ($)	Return on Securities per $10.00 Issue Price (%)(1)	Return on Securities per $9.75 Issue Price (%)(2)
$62.70	100.00%	$13.24	32.40%	35.79%
$54.86	75.00%	$13.24	32.40%	35.79%
$47.03	50.00%	$13.24	32.40%	35.79%
$43.89	40.00%	$13.24	32.40%	35.79%
$37.62	20.00%	$13.24	32.40%	35.79%
$36.43	16.20%	$13.24	32.40%	35.79%
$36.05	15.00%	$13.00	30.00%	33.33%
$34.49	10.00%	$12.00	20.00%	23.08%
$32.92	5.00%	$11.00	10.00%	12.82%
$32.13	2.50%	$10.50	5.00%	7.69%
$31.35	0.00%	$10.00	0.00%	2.56%
$29.78	-5.00%	$10.00	0.00%	2.56%
$28.22	-10.00%	$10.00	0.00%	2.56%
$25.08	-20.00%	$10.00	0.00%	2.56%
$23.51	-25.00%	$10.00	0.00%	2.56%
$21.95	-30.00%	$7.00	-30.00%	-28.21%
$18.81	-40.00%	$6.00	-40.00%	-38.46%
$15.68	-50.00%	$5.00	-50.00%	-48.72%
$7.84	-75.00%	$2.50	-75.00%	-74.36%
$0.00	-100.00%	$0.00	-100.00%	-100.00%

(1)
This “Return on Securities per $10.00 Issue Price” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 Face Amount to the Issue Price of $10.00 per Security for all brokerage account investors.

(2)
This “Return on Securities per $9.75 Issue Price” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 Face Amount to the Issue Price of $9.75 per Security, which is the Issue Price for investors in certain fee-based advisory accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Example 1 — The Final Price of $32.13 is greater than the Initial Price of $31.35, resulting in a Fund Return of 2.50%. Because the Fund Return is positive and the product of the Multiplier of 2.00 and the Fund Return of 2.50% is less than the Maximum Gain of 32.40%, Deutsche Bank AG will pay you a Payment at Maturity of $10.50 per $10.00 Face Amount of Securities (a return of 5.00% for brokerage account investors and 7.69% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × (2.50% × 2.00)) = $10.00 + $0.50 = $10.50

Example 2 — The Final Price of $37.62 is greater than the Initial Price of $31.35, resulting in a Fund Return of 20.00%. Because the Fund Return is positive and the product of the Multiplier of 2.00 and the Fund Return of 20.00% is greater than the Maximum Gain of 32.40%, Deutsche Bank AG will pay you a Payment at Maturity of $13.24 per $10.00 Face Amount of Securities (a return of 32.40% for brokerage account investors and 35.79% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × 32.40%) = $10.00 + $3.24 = $13.24

Example 3 — The Final Price of $28.22 is less than the Initial Price of $31.35, resulting in a Fund Return of -10.00%. Because the Fund Return is negative and the Final Price is greater than the Trigger Price of $23.51, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Face Amount of Securities (a return of 0.00% for brokerage account investors and 2.56% for advisory account investors).

Example 4 — The Final Price of $15.68 is less than the Trigger Price of $23.51, resulting in a Fund Return of -50.00%. Because the Fund Return is negative and the Final Price is less than the Trigger Price of $23.51, Deutsche Bank AG will pay you a Payment at Maturity of $5.00 per $10.00 Face Amount of Securities (a return of -50.00% for brokerage account investors and -48.72% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × -50.00%) = $5.00

If the Final Price is less than the Trigger Price, you will be fully exposed to any negative Fund Return, resulting in a loss on the Face Amount that is proportionate to the percentage decline in the Fund, and you will lose a significant portion or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

The Technology Select Sector SPDR® Fund
The Technology Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust (the “Trust”) which is a registered investment company that consists of nine separate investment portfolios, including The Technology Select Sector SPDR® Fund. The Technology Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the level and yield performance, before fees and expenses, of The Technology Select Sector Index. The Technology Select Sector Index is designed to measure the performance of the technology sector of the U.S. equity market. The Technology Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLK.” It is possible that The Technology Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of The Technology Select Sector Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in The Technology Select Sector SPDR® Fund, the fees and expenses of The Technology Select Sector SPDR® Fund or due to other circumstances. This section is a summary only of The Technology Select Sector SPDR® Fund. For more information on The Technology Select Sector SPDR® Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — The Select Sector SPDR® Exchange Traded Funds — The Technology Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.  For more information on The Technology Select Sector Index, please see the section entitled “Indices — The S&P Select Sector Indices — The Technology Select Sector Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of The Technology Select Sector SPDR® Fund from August 27, 2008 to August 27, 2013. The closing price of The Technology Select Sector SPDR® Fund on August 27, 2013 was $31.35. The historical prices of The Technology Select Sector SPDR® Fund should not be taken as an indication of future performance and no assurance can be given as to the Closing Price on the Final Valuation Date, or any future closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in a positive return on your initial investment and you could lose some or all of the Face Amount at maturity.

What Are the Tax Consequences of an Investment in the Securities?
In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity) and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing the Securities could be treated as entering into “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Securities, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.25 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover for distribution of the Securities to brokerage accounts. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.75 per Security and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.